Exhibit 99.1

3959 N. Lincoln Ave.
Chicago, IL 60613
(773) 832-3088
www.corusbank.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 7, 2009	Robert J. Glickman
Chief Executive Officer
(773)832-3456
E-mail: RGlickman@corusbank.com
CORUS BANKSHARES ANNOUNCES
GOING CONCERN QUALIFICATION AND
NASDAQ NOTICE
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (the “Company”) today announced that its audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, filed on April 7, 2009, contained a going concern qualification from its independent registered accounting firm.
This announcement is required by Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the Company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
In addition, on April 1, 2009, the Company received a letter from Nasdaq (the “Notice”) indicating that the Company failed to comply with the continued listing requirements set forth in Marketplace Rule 4310(c)(14). The Notice arises as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on or before March 31, 2009.
On April 7, 2009, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. As a result of the filing, the Company received a letter from Nasdaq saying that it is now in compliance with Marketplace Rule 4310(c)(14).
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is a nationwide construction lender, specializing in condominium, office, hotel, and apartment projects. Its outstanding commercial real estate loans and unfunded construction commitments total approximately $5.7 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to Corus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
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